Exhibit 99.1

Endo Announces Departure of Chief Financial Officer

DUBLIN, Oct. 20, 2016 — Endo International plc (NASDAQ: ENDP) (TSX: ENL) announced today that Suketu Upadhyay, Executive Vice President and Chief Financial Officer, is leaving the Company effective November 22, 2016 to assume a senior-level finance position at a global biopharmaceutical company. Blaise Coleman, Endo’s Senior Vice President of Global Finance Operations, will serve as Interim Chief Financial Officer. The Company will promptly begin a search for a permanent Chief Financial Officer.

“We would like to thank Suky for his dedicated service to Endo, his role in transforming the Company and in building a strong Finance organization. We wish him the very best in his professional endeavors and much continued success,” said Paul Campanelli, President and Chief Executive Officer of Endo. “We recently reaffirmed Endo’s third quarter and full year 2016 financial guidance and we remain confident in our 2016 performance. I look forward to working with Suky through his transition and closely with Blaise as we complete a product-by-product assessment of our portfolio and further sharpen Endo’s strategy and operational focus.”

“My time at Endo has been pivotal for my career and I am very proud of the best-in-class teams I have built and led for the Company while contributing to the transformation of Endo since 2013,” said Mr. Upadhyay. “I want to thank Paul for the past year of collaboration and for the confidence he and the Board have put in my abilities. I am confident that Paul’s and the leadership team’s focus on execution will drive success for the Company into the future.”

About Endo International plc

Endo International plc (NASDAQ: ENDP) (TSX: ENL) is a global specialty pharmaceutical company focused on improving patients’ lives while creating shareholder value. Endo develops,

manufactures, markets and distributes quality branded and generic pharmaceutical products as well as over-the-counter medications though its operating companies. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, the statements by Messrs. Campanelli and Upadhyay, as well as Endo’s expected, estimated or anticipated future results. Because forecasts are inherently estimates that cannot be made with precision, Endo’s performance at times differs materially from its estimates and targets, and Endo often does not know what the actual results will be until after the end of the applicable reporting period. Therefore, Endo will not report or comment on its progress during a current quarter except through public announcement. Any statement made by others with respect to progress during a current quarter cannot be attributed to Endo. All forward-looking statements in this press release reflect Endo’s current analysis of existing trends and information and represent Endo’s judgment only as of the date of this press release. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Endo’s expectations and projections. Risks and uncertainties include, among other things, general industry and market conditions; technological advances and patents attained by competitors; challenges inherent in the research and development and regulatory processes; challenges related to product marketing, such as the unpredictability of market acceptance for new products and/or the acceptance of new indications for such products; inconsistency of treatment results among patients; potential difficulties in manufacturing; general economic conditions; and governmental laws and regulations affecting domestic and foreign operations. Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risk factors can be found in Endo’s periodic reports filed with the U.S. Securities and Exchange Commission and in Canada on the System for Electronic Data Analysis and Retrieval (“SEDAR”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. Additional information about Endo is available on the World Wide Web at www.endo.com or you can contact the Endo Investor Relations department by calling (484) 216-0000.

Endo International plc:

Investors/Media:	Media:
Keri P. Mattox	Heather Zoumas-Lubeski
(484) 216-7912	(484) 216-6829

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